EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 21, 2018 with respect to the consolidated financial statements of Duluth Holdings Inc. included in the Annual Report on Form 10-K for the year ended January 28, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

June 1, 2018